Calculation of Filing Fee Tables
S-8
Satellogic Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.0001 par value per share	Other	4,264,986	$ 2.97	$ 12,667,008.42	0.0001381	$ 1,749.31
Total Offering Amounts:						$ 12,667,008.42		$ 1,749.31
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,749.31
Offering Note
[1]	(1) In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), the Registration Statement shall be deemed to cover any additional shares of Class A common stock, par value $0.0001 per share (the "Common Stock") that may become issuable pursuant to the Satellogic Inc. Second Amended and Restated 2021 Incentive Compensation Plan, as amended (the "Plan") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock. (2) Represents 4,264,986 shares of Common Stock that were added to the shares authorized for issuance under the Plan. (3) Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low prices of a share of Common Stock on March 16, 2026, as reported on The Nasdaq Capital Market.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources